Exhibit 4.1

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”), dated as of December 8, 2025, among Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), The Boeing Company, a Delaware corporation (“Boeing”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company, Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Holdings”) and the Trustee entered into the Indenture, dated as of June 1, 2016 (the “Original Indenture”), providing for the issuance of the Company’s 3.850% Senior Notes due 2026 (the “Notes”), as supplemented by (i) the Supplemental Indenture, dated as of December 5, 2016 (the “First Supplemental Indenture”), by and among the Company), Holdings, the subsidiary guarantors party thereto and the Trustee, (ii) the Second Supplemental Indenture, dated as of February 24, 2020 (the “Second Supplemental Indenture”), among the Company, Holdings, Spirit AeroSystems North Carolina, Inc., a North Carolina corporation (“Spirit NC”), and the Trustee, (iii) the Third Supplemental Indenture, dated as of April 17, 2020 (the “Third Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee, (iv) the Fourth Supplemental Indenture, dated as of October 5, 2020 (the “Fourth Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee, (v) the Fifth Supplemental Indenture, dated as of November 23, 2022 (the “Fifth Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee, (vi) the Sixth Supplemental Indenture, dated as of November 21, 2023 (the “Sixth Supplemental Indenture”), among the Company, Holdings, Spirit NC and the Trustee and (vii) the Seventh Supplemental Indenture, dated as of June 30, 2024 (the “Seventh Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), among the Company, Holdings, Spirit NC and the Trustee;

WHEREAS, on June 30, 2024, Holdings entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), with Boeing and Sphere Acquisition Corp., a wholly owned subsidiary of Boeing (“Merger Sub”), pursuant to which, among other things, at the effective time of the Merger (the “Effective Time”), Merger Sub merged with and into Holdings (the “Merger”), with Holdings surviving the Merger as a wholly owned subsidiary of Boeing;

WHEREAS, on April 27, 2025, the Company and Airbus SE (“Airbus”) entered into a Stock and Asset Purchase Agreement (as amended from time to time, the “Purchase Agreement”) providing for, among other things, the acquisition by Airbus of certain of Holding’s businesses, including the equity interests of Spirit NC;

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Spirit NC no longer guarantees (other than by virtue of its Note Guarantee) any Indebtedness under any Credit Facility or any other Indebtedness of Holdings or any of its Subsidiaries of at least $10.0 million;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreement, including the payoff of the Company’s term loan credit agreement and bridge credit agreement and the redemption of the Company’s outstanding 9.375% Senior Secured First Lien Notes due 2029 and 9.750% Senior Secured Second Lien Notes due 2030, all Initial Liens granted by the Company have been released and discharged;

WHEREAS, in connection with the Merger and the other transactions contemplated by the Merger Agreement, Boeing desires to unconditionally guarantee the Company’s obligations under the Notes, on the terms and subject to the conditions set forth in Article XI of the Indenture;

WHEREAS, pursuant to Section 9.01(f) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Eighth Supplemental Indenture without the consent of any Holder of the Notes; and

WHEREAS, the Company hereby requests that the Trustee join in the execution and delivery of this Eighth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Boeing and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	DEFINITIONS IN EIGHTH SUPPLEMENTAL INDENTURE. All terms contained in this Eighth Supplemental Indenture that are defined in the Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Indenture, unless the context otherwise specifies or requires.

2.	AGREEMENT TO GUARANTEE. Boeing hereby agrees to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3.	RELEASE OF SPIRIT NC GUARANTEE. As of the date hereof, Spirit NC is unconditionally released and discharged from any obligations under its Note Guarantee.

4.	ACKNOWLEDGMENT OF RELEASE OF LIENS. As of the date hereof, all Liens created for the benefit of Holders of the Notes on assets of the Company that had secured the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Notes and the Indenture have been automatically and unconditionally released and discharged upon the release and discharge of the Initial Liens pursuant to Section 4.08(b) of the Original Indenture.

5.	EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. This Eighth Supplemental Indenture shall become effective upon execution of counterparts hereof by each of the Company, Boeing and the Trustee.

6.	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Eighth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.	GOVERNING LAW. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.	TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Company and Boeing. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Eighth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

9.	COUNTERPARTS. This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Eighth Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall constitute effective execution and delivery of this Eighth Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Indenture, the Notes or this Eighth Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this Eighth Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture, this Eighth Supplemental Indenture or the Notes (including amendments, waivers, consents and other modifications, Officer’s Certificates and Opinions of Counsel and other related documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

10.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the date first written above.

THE BOEING COMPANY

By:	/s/ David R. Whitehouse
Name: David R. Whitehouse
Title: Senior Vice President and Treasurer

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

[Signature page to Eighth Supplemental Indenture – 3.850% Senior Notes due 2026]